THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.69

                                LICENSE AGREEMENT

         THIS AGREEMENT (the "Agreement") made and entered into as of the 8th day of December 2004, by and between Andy R., Inc. ("Licensor") f/s/o Andy Roddick ("Roddick"), a Florida corporation with an address c/o SFX Sports Group, Inc. ("SFX Sports"), 2665 South Bayshore Drive, Suite 606, Coconut Grove, FL 33133 (Attn. Kenneth Meyerson), and PARLUX FRAGRANCES, INC., a Delaware corporation with offices at 3725 SW 30TH Avenue, Ft. Lauderdale, FL. 33312 ("Licensee") (together the "Parties").

                              W I T N E S S E T H :

         WHEREAS, Licensor is the sole and exclusive owner of the Licensed Mark (as hereinafter defined) and has used and currently is using, directly and through licenses, the License Mark for a variety of products; and

WHEREAS, Roddick has licensed all such rights and the right to provide all such ancillary services to Licensor, along with the rights to sublicense such rights to third parties; and

         WHEREAS, Licensee is engaged in the business of manufacturing, promoting and selling Articles (as hereinafter defined) and Licensor desires to obtain the services of Licensee in connection with the manufacture, promotion and sale of the Articles bearing the Licensed Mark; and

         WHEREAS, Licensor is willing to grant the Licensee and Licensee desires to obtain from Licensor, the exclusive right and license to use the Licensed Mark in the Territory (as hereinafter defined) solely for use on and in connection with the manufacture, promotion, distribution and sale of Articles;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Parties hereto covenant and agree as follows:

                                    ARTICLE 1
                                   Definitions

         The following definitions shall apply:

A. Territory. Territory shall mean all countries of the world and all duty-free-shops, ships, airplanes, military bases and diplomatic missions of every country of the world, including the world-wide web.

B. Articles. Men's and women's fragrances ("fragrances") and related personal care products such as after shave balm or gel, deodorant stick, bath and shower gel, body lotions, body mist and bath soap, which are manufactured, produced, sold, distributed, promoted and advertised by Licensee and which bear the Licensed Mark under this License Agreement. Notwithstanding the foregoing, and subject to the terms of Article 3 below, Licensor shall have the option, by providing written notice to Licensee, to exclude any of the above-referenced categories, with the exception of fragrances, from the definition of "Articles" in the event it wishes to enter into an agreement to endorse a product in said categories (i.e. Gillette).

C. Licensed Mark. The name Andy Roddick and such other trademarks as are, from time to time, agreed to by Licensor.

D. Roddick Endorsement. The Roddick Endorsement shall mean the right to use, subject to the provisions hereof, Roddick's name, fame, nickname, initials, autograph, voice, video, film portrayals or performances, facsimile or original signature, photograph, likeness and image or facsimile image, and any other means of endorsement by Roddick used in connection with the advertising, promotion and sale of the Articles.

E. Net Sales. The sales price at which Licensee or any Subsidiary or Affiliate (as hereinafter defined) bills its customers for Articles less: (1) all documented returns of damaged, defective or other merchandise, uncollectible accounts, trade and cash discounts and allowances, and taxes directly applicable to the sale of Articles (such as sales, use, value added or similar taxes),but only to the extent included in the gross sales price, (ii) freight and shipping charges, insurance costs and duties and other governmental charges paid by the Licensee to the extent stated separately on any invoice, and/or (iii) all receipts from sale of samples, displays, brochures, gift-with-purchase and similar advertising and promotional materials and packaging supplies in which the Licensee receives a minimum gross margin of less than twenty five percent (25%).

F. Subsidiary. Any corporation or other entity which is one hundred percent (100%) directly or indirectly owned by Licensee.

G. Affiliate. Any corporation or other entity which is at least fifty percent (50%) owned by Licensee.

H. Annual Period. Each twelve (12) month period commencing on each July 1st during the Term (as hereinafter defined) of this Agreement shall constitute and be referred to herein as an "Annual Period" except that the first Annual Period shall commence on the date hereof and shall terminate on June 30, 2006.

I. Consumer Advertising. Consumer Advertising shall be understood to include newspapers, magazines, television, radio, Internet, billboards (including related artwork and production charges for these five categories) cooperative advertising, retailer demonstration charges, retailers' catalogues, gifts-with-purchase (so long as any such gifts do not violate one of Roddick's or Licensor's existing or future endorsement relationships (i.e. Reebok, Rolex, etc.), direct mail, remittance envelopes, blow-ins, billing inserts (both scented and unscented), product samples, pamphlets, free goods (including those to Licensor for events and other public relations activities), window and counter displays (including testers, dummies, counter cards and other visual aids), in-store demonstrators and models, special events, contests, publicity and promotions.

                                    ARTICLE 2
                                Grant of License

         Upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the Term of this Agreement, the sole and exclusive right and license to use the Licensed Mark in the Territory as a trademark solely in connection with the manufacture, promotion, sale and distribution solely of the Articles and on all brand identifications, packing materials, containers, promotional material, publicity, sales, advertising, newspaper, magazine, radio, television, cinema and similar media presently existing or that may exist in the future, in connection solely with the creation, manufacture, introduction, marketing, distribution, sale and advertising of the Articles, through the channels customarily used to manufacture, sell, distribute, advertise and promote Articles of comparable prestige and quality in the ordinary course of business as described in paragraph A of Article 7 below.

         Under no circumstances does this Agreement grant or purport to grant to Licensee the right to use any logo, trademark, or service mark owned by the Association of Tennis Professionals ("ATP"), the United States Tennis Association ("USTA") or the International Tennis Federation ("ITF"). Licensee agrees and acknowledges that it must obtain approval from the ATP, USTA and/or ITF for the use of any such marks or insignias, and in the absence of such written approval, shall not make any use whatsoever thereof.

                                    ARTICLE 3
                             Exclusivity of License

         Licensor will not grant any other license effective during the Term of this Agreement for the use of the Licensed Mark or Roddick Endorsement on or in connection with the endorsement of Articles in the Territory. Licensor may use or grant others the right to use the Licensed Mark and Roddick Endorsement on or in connection with goods of all other types and descriptions in the Territory. Notwithstanding anything to the contrary contained herein, nothing shall prevent Licensor from licensing the Roddick Endorsement in connection with any product competitive with, similar to or the same as the Articles (other than fragrances) provided such product is not branded with the Licensor Mark (i.e. Licensor shall have the right to enter into an agreement with Gillette to endorse its products so long as Gillette does not brand its products with the Licensor Mark.)

         Licensor acknowledges that Licensee presently manufactures and/or distributes in parts of the Territory articles similar to the Articles covered by this Agreement which bear other trademarks. Licensor further acknowledges and consents to the Licensee obtaining other additional licenses for the manufacture and/or distribution of other similar lines during the Term of this Agreement. Licensee will not attack, during the Term of this Agreement and thereafter, either Licensor's title in and to the Licensed Mark or the Roddick Endorsement, or the validity of this License.

                                    ARTICLE 4
                                Term of Agreement

         Subject to the rights of termination set forth in this Agreement, the initial term of this agreement shall commence on the date hereof and shall terminate on June 30, 2009. Licensee shall have the option to renew this Agreement for an additional three (3) year period provided:

A. Guaranteed Minimum Royalties (as hereinafter defined) for the initial term of this Agreement have been paid; and

B. Licensee gives Licensor notice in writing of its intent to renew no later than December 31, 2008.

                                    ARTICLE 5
                                 Confidentiality

         The Parties acknowledge that all non-public proprietary information relating to the business and operations of Licensor and Licensee which they learn or have learned from the other during or prior to the term of this Agreement is confidential. The Parties acknowledge the need to preserve the confidentiality and secrecy of such information and agree that, both during the term of this Agreement and after the expiration or termination hereof, they shall not use or disclose same, and shall take all reasonable steps to preserve in all respects such confidentiality and secrecy, it being understood that a Party shall have complied with the foregoing obligation if such Party understands at least the same measures and precautions it uses to safeguard its own confidential information.. The provisions of this paragraph shall not apply with respect to:

A. any information that is generally available to the public other than as a result of disclosure in violation of the foregoing;

B. any information that is known to Licensor prior to disclosure by Licensee or independently developed by Licensor;

C. any otherwise confidential information that is disclosed to Licensor by a third party and such disclosure by the third party is not, to the best knowledge of Licensor, in violation of any confidentiality agreement of the party to Licensee; or

D. information that is required to be disclosed by judicial or administrative order or required to be disclosed to enforce the terms and conditions hereof.

         The provisions of this paragraph shall survive the expiration or termination of this Agreement.

                                    ARTICLE 6
                               Duties of Licensee

A. Best Efforts. During the Term of this Agreement, Licensee will use its best efforts to exploit the rights herein granted throughout the Territory and to sell the maximum quantity of Articles therein consistent with the high standards and prestige represented by the Licensed Mark.

B. Design and Sample Making. Licensor shall not be responsible for the production, design or sample making of the Articles and Licensee shall bear all costs related thereto.

C. Marketing Commitment. During the Term of the Agreement, Licensee agrees to develop, produce, market and sell a Roddick line of Articles, which consist of:
(i) no fewer than one (1) brand of Roddick Articles (the "Roddick Articles") in the first Annual Period, which shall have a commercial release to the general public no later than May 1, 2006; and (ii) no fewer than one (1) additional brand of Roddick Articles in the third Annual Period which shall have a commercial release to the general public between July 1, 2007 and January 1, 2008. Licensee agrees that all Roddick Articles will at least be distributed through channels normally used to distribute Articles. All rights of Licensee to develop, produce, market or sell any Roddick Articles shall terminate upon the expiration or termination of this Agreement except as provided herein. Furthermore, during the Term, Licensee agrees that it shall not, without Licensor's prior written permission, which shall not be unreasonably withheld, conditioned or delayed, disassociate the Roddick Endorsement from any Roddick Articles.

                                    ARTICLE 7
                                Quality Standards

A. Manufacture of Articles; Quality Control.

          (i)   The contents and workmanship of Articles shall be at all times of the highest quality consistent with the reputation, image and prestige of the Licensed Mark. Articles shall be distributed and sold with packaging and sales promotion materials appropriate for such highest quality products. The Parties agree that the Articles shall be of such premium quality, prestige and price similar to that of the Calvin Klein, Ralph Lauren (excluding Purple Label), and Perry Ellis fragrances as of the date of this Agreement.

         (ii) All Articles shall be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

         (iii) Licensee shall submit to Licensor the fragrance, scent, packaging and other material, designs, sketches, colors, tags, containers and labels (collectively, the "Approval Package"), as well as any materials utilizing the Licensed Mark or the Roddick Endorsement for Licensor's review and approval, such approval not to be unreasonably withheld or delayed. In the event Licensor does not respond to Licensee within ten (10) business days of Licensor's receipt of all items within the scope of the Approval Package, Licensee shall send Licensor written notice requesting such approval once again (the "Approval Request"). In the event Licensor does not respond to Licensee within three (3) business days of Licensor's receipt of the Approval Request, the items in such Approval Package shall be deemed approved.

         (iv) During the term of this Agreement, upon Licensor's request, Licensee shall submit, free of charge to Licensor, then current production samples of each Article marketed. Production samples submitted by Licensee for this purpose may be retained by Licensor and Licensor will pay Licensee for any additional production samples Licensor requests and retains at prices equal to Licensee's actual costs. All Articles to be sold hereunder shall be at least equal in quality to the samples presented to Licensor. Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice and during normal business hours, at Licensor's expense, to examine Articles in the process of being manufactured and to inspect all facilities utilized by Licensee in connection therewith.

B. Required Markings. Licensee shall cause to appear on all packaging of Articles, (i) "the trademark, Andy Roddick is licensed to "Parlux Fragrances, Inc."; and such additional legends, markings and notices complying with the requirements of any law or regulation in the Territory and (ii) such legends, markings and notices as Licensor, from time to time, may reasonably request.

C. Distribution. In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee's normal distribution patterns shall consist of those retail establishments whose location, merchandising and overall operations are consistent with the products described in paragraph A (i) of Article 7 above.

D. Sales Force. During the Term of this Agreement, Licensee shall maintain a non-exclusive sales force suitable to carry out the purpose of this Agreement.

                                    ARTICLE 8
                  Guaranteed Minimum Royalty/Supply of Articles

         In consideration of both the license granted and the services to be performed by Licensor hereunder, Licensee shall pay to Licensor a Guaranteed Minimum Royalty as follows:

Annual Period     Guaranteed Minimum Royalty (in USD$)

First (Execution through June 30, 2006)              *

Second (July 1, 2006 through June 30, 2007)          *

Third (July 1, 2007 through June 30, 2008)           *

Fourth (July 1, 2008 through June 30, 2009)          *

         The Guaranteed Minimum Royalty for each Annual Period shall be credited against the Sales Royalty for only the same Annual Period as provided in Article 9 below. The Guaranteed Minimum Royalty payable for each Annual Period shall be paid to Licensor in four equal quarterly installments for the corresponding Annual Period on or prior to the 15th day of each, July, October, January and April; except that, with respect to the first Annual Period, Licensee will pay * to Licensor upon execution of this Agreement, which will be credited against the Guaranteed Minimum Royalty due for the initial Annual Period. The Guaranteed Minimum Royalty shall be made payable to "Andy R., Inc." and should be sent c/o Andy R., Inc., 1499 Las Casas Road, Boca Raton, FL 33486 (Attn.: Jerry Roddick).

         The Guaranteed Minimum Royalty for each Annual Period in the renewal term will be *.

         Additionally, throughout the Term of the Agreement, Licensee agrees to supply to Licensor, at Licensee's expense, such quantities of Articles as it (or Licensor's designated agent) may reasonably request for Roddick's own use.

                                    ARTICLE 9
                        Sales Royalty; Withholding Taxes

         Licensee shall pay to Licensor a sales royalty (the "Sales Royalty") on each Annual Period's Net Sales of *. All Sales Royalties due Licensor hereunder shall accrue upon the sale of the Articles. Regardless of time of collection by Licensee, Articles shall be considered "sold" as of the date on which such Articles are invoiced or shipped, whichever first occurs.

         The Sales Royalty hereunder shall be accounted for and paid quarterly within forty-five (45) days after the close of each period ending September 30, December 31 and March 31, and within sixty (60) days after June 30 during the Term of this Agreement (or portion thereof in the event of prior termination for any reason) (each such date, a "Payment Date"). The Sales Royalty payable for each period during each Annual Period shall be computed on the basis of Net Sales during such Annual Period, with a credit for any Guaranteed Minimum Royalty and Sales Royalty payments made to Licensor for said Annual Period. The Sales Royalty shall be made payable to "Andy R., Inc." and should be sent c/o Andy R., Inc., 1499 las Casas Road, Boca Raton, FL 33486 (Attn.: Jerry Roddick).

         If applicable, Licensee shall compute any payment, on behalf of Licensor, for all taxes (other than United States income taxes) which any governmental authority in the Territory may impose on Licensor with respect to royalties paid by Licensee to Licensor. The amount of such taxes shall be deducted from payments of royalties, provided that Licensor is entitled under applicable law to credit the amount of such taxes against its United States Federal Income Tax obligations. Licensee shall furnish Licensor with an official receipt (together with a translation thereof if not in English) promptly after each such payment of taxes. In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by Licensee.

                                   ARTICLE 10
                                   Advertising

         Licensee agrees to spend in the United States for Consumer Advertising
* of Net Sales from the just-completed Annual Period in such market during each Annual Period. However, in the first Annual Period, Licensee agrees to spend in the United States for "consumer advertising" no less than *.

         For the other markets in the Territory, Licensee or its distributors will jointly spend not less than * of Net Sales from the just-completed Annual Period in such markets during each Annual Period. However, in the first Annual Period, Licensee agrees to spend in other markets in the Territory for Consumer Advertising no less than *.

         It is understood that such required or actual spending shall not in any way reduce Net Sales or Sales Royalties due hereunder or be used to satisfy or offset any other obligation of Licensee hereunder.

         At Licensee's request, Licensor shall make up to three (3) appearances during each of the first and second Annual Periods, and up to four (4) appearances during each of the third and fourth Annual Periods to make himself available at reasonable intervals and for reasonable periods of time solely for promotional tie-ins serving to associate him with the Articles. Each appearance shall be no longer than eight (8) consecutive hours in any 24-hour period, and shall take place at mutually agreed upon dates, times and locations, and fully subject to Roddick's obligations as a professional tennis player. It is agreed that any unused appearances at the end of an Annual Period shall be waived and shall not carry over to a subsequent Annual Period. Subject to Article 7, Section A(iii), Licensee shall also be entitled to the use of the Roddick Endorsement solely in connection with the advertising and promotion of the Articles. Licensee further understands that its failure to utilize services of Roddick hereunder shall not result in any reduction in payments to Licensor hereunder. Licensor shall not be required to participate in any activities (i) which are subject to federal or state security laws, (ii) which would impose a fiduciary duty upon Licensor or Roddick to Licensee's shareholders, (iii) which would cause Roddick to violate any laws, (iv) which would cause injury to

Roddick, or (v) which may subject Roddick to public disrepute. Licensor shall make every effort, in light of Roddick's busy schedule and tournament commitments, at the reasonable and advance request of Licensee, to arrange for cooperation for publicity photographs, launch parties, personal appearances and radio and television interviews, and any such appearance in connection therewith shall be counted as an appearance in connection with this Section. Licensee shall arrange, pay for and provide Roddick with the reasonable costs involved in connection with his providing his services herein, including, but not limited to first-class travel (air and ground, including airport transfers), first class lodging, food and other related expenses mutually agreed upon in advance of each appearance attended at Licensee's request. The obligations of Licensor to provide the services of Roddick hereunder are subject to the condition that payments to Licensor are current and up to date and Licensee is not otherwise in breach of any provisions of this Agreement. If Licensor confirms Roddick's availability for any appearance and Roddick is unable to appear due to illness, injury or other emergency, such non-appearance is not a breach of this Agreement and neither Licensor nor Roddick shall be responsible for any expenses incurred due to such non-appearance. In such event, Licensor and Licensee shall attempt in good faith to reschedule the appearance date.

                                   ARTICLE 11
                   Sales Statement; Books and Records; Audits

A. Sales Statement. Licensee shall deliver to Licensor (including copies as set forth below) on each Payment Date, a reasonably detailed report signed by a duly authorized officer of Licensee indicating by quarter the Net Sales and a computation of the amount of Sales Royalty payable hereunder for said period. Such statement shall be furnished to Licensor whether or not any Articles have been sold during the period of which such statement is due.

         Licensee shall deliver to Licensor, not later than ninety (90) days after the close of each Annual Period during the Term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement signed by a duly authorized officer relating to said entire Annual Period, setting forth the same information required to be submitted by Licensee in accordance with the first paragraph of this Article and also setting forth the information concerning expenditures for the advertising and promotion of Articles during such Annual Period required by Article 10 hereof.

B. Books and Records; Audits. Licensee shall prepare and maintain, in such manner as will allow its accountants to audit same in accordance with generally accepted accounting principles, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) in which accurate entries will be made covering all transactions, including advertising expenditures, arising out of or relating to this Agreement. Licensee shall keep separate general ledger accounts for such matters that do not include matters or sales related to this Agreement. Licensor and its duly authorized representatives shall have the right, for the duration of this Agreement and for one (1) year thereafter, during regular business hours and upon seven (7) business days advance notice (unless a shorter period is appropriate in the circumstances), to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, and to make copies of any and all of the above. All such books of account, records, documents and materials shall be kept available by Licensee for at least two (2) years after the end of the Annual Period to which they relate.

         In the event that an error is discovered in the calculation of the amounts payable to Licensor, the Party that received the benefit of the error shall promptly thereafter pay to the other the amount of overpayment or underpayment, as the case may be. If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which should have been paid by an amount equal to * or more of the payments actually made with respect to sales occurring during the period in question, Licensee shall reimburse Licensor for the cost of such audit and shall make all payments required to be made to eliminate any discrepancy revealed by said audit within ten (10) days after Licensor's demand therefore.

                                   ARTICLE 12
                          Indemnification and Insurance

A. Indemnification of Licensor. Licensee hereby agrees to save and hold Licensor and their agents harmless of and from and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including, subject to subparagraph D below, Licensor's reasonable attorneys' fees and expenses) which Licensor may incur or be obligated to pay, or for which either may become liable or be compelled to pay in any action, claim or proceeding against it, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including but not limited to those arising out of the alleged defect in any Article produced by Licensee under this Agreement, the manufacture, labeling, sale, distribution or advertisement of any Article by Licensee in violation of any national, state or local law or regulation or the breach of
Article 5 hereof and any breach of Licensee's representations, warranties and obligations hereunder. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

B. Insurance Policy. Licensee shall procure and maintain at its own expense in full force and effect at all times during which Articles are being sold, with a responsible insurance carrier acceptable to Licensor, a public liability insurance policy including products liability coverage with respect to Articles with a limit of liability not less than Three Million U.S. Dollars (USD$3,000,000). It shall be acceptable if such coverage is provided by a product liability policy and an additional umbrella policy. Such insurance policies shall be written for the benefit of Licensee and Licensor and shall provide for at least thirty (30) days prior written notice to said Parties of the cancellation or substantial modification thereof. Licensor and Roddick shall be each a named insured on each such policy. Such insurance may be obtained by Licensee in conjunction with a policy which covers products other than Articles.

C. Evidence of Insurance. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of the maintenance of the insurance required by subparagraph B above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above.

D. Notice. Licensor will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of Licensor. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from Licensor, then Licensor shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under subparagraph A above, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the Licensor and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above except that in the event appropriate action is being taken by Licensee by counsel reasonably acceptable to Licensor, with respect to any non-trademark or intellectual property, action, claim, suit or proceeding. Licensor shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the Parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Licensor and/or Roddick shall at all times be entitled to be represented by its/his own counsel, for whose reasonable fees and disbursements it/he shall be entitled to indemnification hereunder.

                                   ARTICLE 13
                                The Licensed Mark

A. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark, unless and until Licensor consents thereto in writing. Licensee acknowledges the validity of the Licensed Mark, the secondary meaning associated with the Licensed Mark, and the rights of Licensor with respect to the Licensed Mark in the Territory in any form or embodiment thereof and the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done, any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation.

B. At Licensor's request, Licensee shall execute any documents, including Registered User Agreements, reasonably required by Licensor to confirm the respective rights of Licensor in and to the Licensed Mark in each jurisdiction in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor, in connection with the filing and the prosecution by Licensor of applications to register or renew the Licensed Mark for Articles sold hereunder in each jurisdiction in the Territory where Licensee has reasonably requested the same. Such filings and prosecution outside the United States shall be at the expense of Licensee (Licensee shall pay for any application requested in advance) subject to a credit given on a country by country basis for such payments against any royalties due Licensor from sales derived in the particular country where the application was made. Nothing contained herein shall obligate Licensor to prosecute any trademark application outside the United States which is opposed or rejected in any country after the application is filed, provided, however, that any such prosecution shall go forward if (a) Licensee requests same; (b) Licensee pays for same directly; and (c) such prosecution is in Licensor's name and directed by Licensor. Licensor shall cooperate fully with any such prosecution. If the prosecution fails, Licensee shall receive no credit for the monies it expended in connection therewith; if the prosecution succeeds, Licensee shall be entitled to receive a credit against any royalties due Licensor from sales derived in the country of such prosecution.

C. Licensee shall use the Licensed Mark in each jurisdiction in the Territory strictly in compliance with the legal requirements obtaining therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Articles and on all materials on or in connection with which the Licensed Mark is used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

D. Licensee shall never challenge the validity of the Licensed Mark or any application for registration thereof, or any trademark registration hereof, or any rights of Licensor therein. The foregoing shall not be deemed to prevent Licensee from asserting, as a defense to a claim of breach of contract brought against Licensee by Licensor for failure to perform its obligations hereunder, that its ceasing performance under this Agreement was based upon Licensor's failure to own or have the rights to license the Licensed Mark in the United States of America, provided that it is established in a court of law that Licensor does not own or have the rights to license the Licensed Mark, and that the Licensed Mark is owned by a third party so as to preclude the grant of the license provided herein.

E. In the event that Licensee learns of any infringement or imitation of the Licensed Mark or the Roddick Endorsement, or of any use by any person of a trademark similar to the Licensed Mark or the Roddick Endorsement, Licensee promptly shall notify Licensor thereof. In no event, however, shall Licensor be required to take any action if Licensee deems the taking of action reasonably inadvisable to do so.

         . Licensor shall not be required to protect, indemnify or hold Licensee harmless against, or be liable to Licensee for, any liabilities, losses, expenses or damages which may be suffered or incurred by Licensee as a result of any infringement or allegation thereof by any other person, firm or corporation, other than by reason of Licensor's breach of the representations made and obligations assumed herein.

                                   ARTICLE 14
                              Defaults; Termination

A. The following conditions and occurrences shall constitute "Events of Default" by Licensee:

         (i). the failure to pay Licensor the full amount due it under any of the provisions of this Agreement by the prescribed date for such payment;

         (ii). the failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefore;

         (iii). the making or furnishing of a knowingly false statement in connection with or as part of any material aspect of a report, notice or request rendered pursuant to this Agreement;

         (iv).   the failure to maintain the insurance required by Article 12;

         (v). the use of the Licensed Mark or Roddick Endorsement in an unauthorized or unapproved manner;

         (vi). Licensee's use of other trademarks or in association with the Articles, without prior written consent of Licensor;

         (vii). the commencement against Licensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Licensee's property, not dismissed within sixty
         (60) days, or Licensee's making of an assignment for the benefit of creditors, filing of a bankruptcy petition, its acknowledgment of its insolvency or inability to pay debts, or taking advantage of any other provision of the bankruptcy laws;

         (viii). the material breach of any other material promise or agreement made herein.

B. In the event Licensee fails to cure (i) an Event of Default within thirty
(30) days after written notice of default is transmitted to Licensee under
Article 14 A.3, A.5, A.6, or A.7; or (ii) Licensee fails to cure any other Event of Default within sixty (60) days after written notice of default is transmitted to Licensee or within such further period as Licensor may allow, this Agreement shall, at Licensor's option, be terminated, on notice to Licensee, and all the Guaranteed Minimum Royalties for the Term shall become due, without prejudice to Licensor's right to receive other payments due or owing to Licensor under this Agreement or to any other right of Licensor, including the right to damages and/or equitable relief.

D. Upon the expiration or termination of this Agreement for any reason, in the event this Agreement is not renewed as provided in Article 4 above, or in the event of the termination or expiration of a renewal term of this Agreement, Licensee, except as specified below, will immediately discontinue use of the Licensed Mark and the Roddick Endorsement, will not resume the use thereof or adopt any colorable imitation of the Licensed Mark or the Roddick Endorsement or any of its parts, will promptly deliver and convey to Licensor (free of all liens and encumbrances) (i) all plates, engravings, silk-screens, or the like used to make or reproduce the Licensed Mark and the Roddick Endorsement and the Designs, but not the bottle mold or tooling which Licensor shall be entitled to purchase or recover as provided below; and (ii) all items affixed with likeness or reproductions of the Licensed Mark and the Roddick Endorsement, whether Articles, labels, bags, hangers, tags or otherwise, and, upon request by Licensor, will assign to Licensor such rights as Licensee may have acquired in the Licensed Mark and the Roddick Endorsement. In the event that this Agreement expires or is terminated by Licensor due to Licensee's default, Licensor shall have an option, but not an obligation, to purchase the bottle mold and tooling for the Articles, free of all liens and other encumbrances, at a price equal to Licensee's cost for same established by submission of bill(s) from supplier and satisfactory proof of payment for same. Licensor shall pay such cost as follows: fifty percent (50%) at closing and the balance paid by six (6) equal monthly payments. Licensor shall, at the time it exercises its purchase option, enter into a security agreement with Licensee with respect to the mold, which shall entitle Licensee to foreclose on its security interest in the mold in the event Licensor fails to make any installment payment due within fifteen (15) days after receiving notice of default. Licensor shall exercise its aforesaid option within thirty (30) days after Licensee's submission of documents establishing cost. Notwithstanding the foregoing, if Licensor has terminated this Agreement due to Licensee's default, Licensor, at its option, shall be entitled, in exercising its purchase option, to deduct from the cost price an amount equal to the Sales and Guaranteed Minimum royalties Licensor is entitled to recover, for which deduction Licensee shall receive a credit. In the event Licensor exercises its aforesaid option, Licensee shall be precluded forever from using the bottle molds or tools and from selling or otherwise transferring or licensing any rights whatsoever in the molds or tools to any third party. In the event that Licensor does not exercise its aforesaid option, Licensee shall not use the bottle molds or tools or sell or otherwise transfer or license any rights whatsoever in the bottle mold or tools to any third party for a period of two
(2) years after the determination of the fair market value. In the event of any permitted use of the bottle mold and/or tools by Licensee, Licensee shall not use in connection therewith the Licensed Mark, any trademark confusingly similar thereto, any trade dress associated with the Articles, any advertising or promotional materials used in connection with the Articles or any other markings or materials which would cause a reasonable consumer to believe that any new items sold using the bottle mold and tools are authorized by Licensor or in some way associated with the Licensed Mark. Any permitted sale or license of the bottle mold and/or tools by Licensee shall prohibit in writing the purchaser or licensee from using the Licensed Mark, and confusingly similar trademark and any such trade dress, advertising, promotional materials, markings or other materials and shall expressly make Licensor a third party beneficiary of such provision.

                                   ARTICLE 15
                       Rights on Expiration or Termination

A. If this Agreement expires or is terminated for any reason, Licensee shall cease to manufacture Articles (except for work in progress or to balance component inventory) but shall be entitled, for an additional period of one hundred eighty (180) days only, on a non-exclusive basis (the "Sell-Off Period"), to sell and dispose of its inventory of Articles and of related work in progress then on hand (including any such items held by Subsidiaries, Affiliates or others on behalf of Licensee) (hereinafter referred to as "Inventory), subject, however, to the provisions of paragraph D of this Article. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon, but not in addition to the payment of Guaranteed Minimum Royalties. In the event of a Sell-Off Period, Licensee shall supply Licensor with monthly accounting statements and payments shall be made monthly.

B. In the event of termination in accordance with Article 14 above, Licensee shall immediately pay to Licensor, the Sales Royalty then owed to it pursuant to this Agreement.

C. Notwithstanding any termination in accordance with Article 14 above, Licensor shall have and hereby reserve all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark and the Roddick Endorsement, and to collect Sales Royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

D. Upon the expiration or termination of this Agreement, Licensee shall deliver to Licensor a complete and accurate schedule of Licensee's Inventory. Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's cost of each such item. Notwithstanding anything contained to the contrary in this Agreement, Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule, to purchase any or all of the Inventory, free of all liens and other encumbrances, for an amount equal to the lowest Licensee's selling price. In the event such notice is sent by Licensor, Licensee shall deliver to Licensor or its designee, at Licensor's sole cost and expense, all of the Inventory referred to therein within thirty (30) days after Licensor's said notice and, in respect of any Inventory so purchased, assign to Licensor all then outstanding orders from Licensee to its suppliers and to Licensee from its customers. Licensor shall pay Licensee for such Inventory within twenty (20) days after the delivery of such Inventory to Licensor. No Sales Royalty shall be payable to Licensor with respect to any such inventory purchased by Licensor.

                                   ARTICLE 16
                          Sublicensing and Distribution

A. (i) The performance of Licensee hereunder is of a personal nature. Therefore, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee, whether to a subsidiary or Affiliate except as approved by Licensor in advance, in writing, which approval will not be unreasonably denied.

         (ii) Consolidation. Notwithstanding anything contained to the contrary in this Agreement, this Agreement shall not terminate if Licensee is merged or otherwise consolidated into another entity which is the surviving entity of equal or superior financial strength.

B. Licensee shall be entitled to use distributors in connection with its sale of Articles under this Agreement without approval of Licensor. No such distributor, however, shall be entitled to exercise any of Licensee's rights hereunder except for the sale of Articles which have been approved by Licensor hereunder.

                                   ARTICLE 17
                                  Miscellaneous

A. Representations. The Parties respectively represent and warrant that they have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal impediment which would prevent their signing this Agreement or consummating the same. Licensor represents and warrants that it has the right to license the Licensee the Licensed Mark and that Licensor has not granted any other existing license to use the Licensed Mark on products covered hereunder in the Territory and that no such license will be granted during the Term of this Agreement except in accordance with the provisions hereof.

B. Licensor's Rights. Not withstanding anything to the contrary contained in this Agreement, Licensor shall not have the right to negotiate or enter into agreements with third parties pursuant to which Licensor may grant a license to use the Licensed Mark in connection with the manufacture, distribution and/or sale of Articles in the Territory or provide consultation and design services with respect to such Articles in the Territory prior to the termination or expiration of this Agreement.

C. Licensor's Retail Stores. In the event Licensor opens one or more retail stores or boutiques selling various products bearing the Licensed Mark, or desires to sell the Articles on Roddick's web site, Licensee agrees to sell Articles to Licensor for sale in such stores at the product's United States retail price less a sixty percent (60%) discount. Licensor will have the sole responsibility to ship and bill for such sales through his web site. Licensee further agrees that any sales pursuant to this paragraph shall be included in the computation of Net Sales for any applicable Annual Period hereunder.

D. Governing Law; Entire Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida applicable to agreements made and to be performed in said State. This Agreement contains the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

E. No Agency. Nothing herein contained shall be construed to constitute the Parties hereto as partners or as joint venturers, or either as agent of the other, and licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

F. No Waiver. No waiver by either Party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

G. Void Provisions. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

H. Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

I. Force Majeure. Neither Party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement (other than payment to any accrued obligation for the payment of money) when such delay or failure is by reason of lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike conditions, terrorism or threat of terrorism, the elements, embargoes, act of God or the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the party affected. The Party claiming to be so affected shall give notice to the other Party promptly after it learns of the occurrence of said event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given. Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement if the other Party is unable to perform any or all of its obligations hereunder for a period of six (6) months by reason of said event as if the date of termination were the date set forth herein as the expiration date hereof. If either Party elects to terminate this Agreement under this paragraph, Licensee shall have no further obligations for the Guaranteed Minimum Royalty beyond the date of termination (which shall be prorated if less than an Annual Period is involved) and shall be obligated to pay any Sales Royalty which is then due or becomes due.

J. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective successors, Licensor's transferees and assigns and Licensee's permitted transferees and assigns.

K. Resolution of Disputes. Any controversy or claim arising out of, in connection with, or relating to this Agreement, shall be determined by arbitration by a three person arbitration panel at the office of the American Arbitration Association in Palm Beach County, Florida. Both Parties shall share equally the cost of such arbitration (except each shall bear its own attorney's fees). Any decision rendered by the arbitrators shall be final and binding, and judgment may be entered in any court having jurisdiction.

L. Consolidation. Notwithstanding anything contained to the contrary in this Agreement, this Agreement shall not terminate if Licensor is merged or otherwise consolidated into another entity which is the surviving entity. Licensor shall be entitled to assign this Agreement to any Corporation to which the Trademark is assigned.

M. Survival. The provisions of Articles 11, 12A, 12D, 13, 15, 16, and 17 shall survive any expiration or termination of this Agreement.

N. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall be given no substantive effect.

                                   ARTICLE 18
                                     Notices

         Any notice or other communications required or permitted by this Agreement to be given to a party will be in writing and will be considered to be duly given when sent by certified mail or registered mail, return receipt requested, to the Party concerned to the following persons or addresses (or to such other persons or addresses as a Party may specify by notice to the other):

TO LICENSOR                          SFX Sports Group, Inc.
-----------
                                     2665 South Bayshore Drive, Suite 606
                                     Coconut Grove, FL  33133
                                     Attention: Kenneth Meyerson

WITH  COPIES TO:                     Andy R., Inc.
----------------
                                     1499 las Casas Road
                                     Boca Raton, FL  33486
                                     Attn.:  Jerry Roddick
                                     and
                                     SFX Sports Group, Inc.
                                     5335 Wisconsin Avenue, NW
                                     Suite 850
                                     Washington, DC 20015
                                     Attn.: Donald Dell, Esq.

TO LICENSEE                          PARLUX FRAGRANCES, INC.
-----------
                                     3725 SW 30TH Avenue
                                     Ft. Lauderdale, FL, 33312
                                     Attention: Ilia Lekach
                                     Chairman & CEO
                                     Fax : (954)  316-8155

WITH A COPY TO:                      MITCHELL SCHRAGE & ASSOCIATES
---------------
                                     65 East 55th Street
                                     New York, NY 10022
                                     Attention: Mitchell R. Schrage, Esq.

         Notice of the change of any such address shall be duly given by either party to the other in the manner herein provided.


LICENSEE
PARLUX FRAGRANCES, INC.



BY: /s/ Frank A. Buttacavoli                    Date:    12/09/2004
    --------------------------                  ----
   Frank A. Buttacavoli
   Exec. VP / COO / CFO


LICENSOR
ANDY R., INC.


BY: /s/ Jerry Roddick                           Date:      12/11/2004
   ---------------------------                  ----
   Jerry Roddick
   Vice President